Exhibit 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
Sunoco Partners LLC and Limited Partners of Sunoco Logistics Partners, L.P.
We have audited the accompanying consolidated statements of comprehensive income, equity, and cash flows of Sunoco Logistics Partners L.P. (the "Partnership") for the period from October 5, 2012 to December 31, 2012 (successor) and the period from January 1, 2012 to October 4, 2012 (predecessor). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Sunoco Logistics Partners L.P. for the period from October 5, 2012 to December 31, 2012 (successor) and the period from January 1, 2012 to October 4, 2012 (predecessor), in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
March 1, 2013